Exhibit 5.1

August 27, 2019

Invesco DB Commodity Index Tracking Fund

c/o Invesco Capital Management LLC

3500 Lacey Road, Suite 700

Downers Grove, Illinois 60515

Re:         Invesco DB Commodity Index Tracking Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel to Invesco DB Commodity Index Tracking Fund (the “Fund”), a Delaware statutory trust, in connection with the matters set forth herein. This opinion is being delivered to you at your request.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)

The Certificate of Trust of the Fund, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on May 23, 2005 as amended by the Certificate of Amendment to the Certificate of Trust, as filed with the Secretary of State on August 2, 2006 with an effective date of August 10, 2006, as amended by the Certificate of Amendment filed with the Secretary of State on June 4, 2018;

(b)

The Declaration of Trust and Trust Agreement of the Fund, dated as of May 23, 2005, between DB Commodity Services LLC, a Delaware limited liability company, as managing owner of the Fund, and Wilmington Trust Company, a Delaware banking corporation, as trustee (the “Trustee”) of the Trust;

(c)

The Registration Statement on Form S-3ASR, to be filed by the Fund with the Securities and Exchange Commission on or about August 27, 2019 (the “Registration Statement”), including a prospectus (the “Prospectus”) relating to the common units of beneficial interests (the “Limited Units”) in the Fund;

∎  ∎  ∎

One Rodney Square  ∎  920 North King Street  ∎  Wilmington, DE 19801  ∎  Phone: 302-651-7700  ∎  Fax: 302-651-7701

www.rlf.com

Invesco Commodity Index Tracking Fund

August 27, 2019

(d)

The Fifth Amended and Restated Declaration of Trust and Trust Agreement of the Fund, dated as of February 23, 2015, between Invesco PowerShares Capital Management LLC , as managing owner of the Fund, and the Trustee, as amended by Amendment No. 1 thereto, dated as of June 20, 2016 and as further amended by Amendment No. 2 thereto, dated June 4, 2018, between Invesco Capital Management LLC (f/k/a/ Invesco PowerShares Capital Management LLC) (the “Managing Owner”) and the Trustee (the “Trust Agreement”);

(e)	A form of Participant Agreement to be entered into by the Fund, the Managing Owner and each Authorized Participant (as defined in the Prospectus) (collectively the “Participant Agreements”); and

(f)	Certificate of Good Standing for the Fund, dated August 26, 2019 obtained from the Secretary of State.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures. Capitalized terms used herein and not otherwise defined are used as defined in, or by reference in, the Trust Agreement.

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein below, it is our opinion that:

1. The Fund has been duly formed and is validly existing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “Act”).

2. The Limited Units to be issued by the Fund will be validly issued and, subject to the obligation of a Limited Owner to make certain payments provided for in the Trust Agreement, will be fully paid and nonassessable beneficial interests in the Fund.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

A. The foregoing opinions are limited to the laws of the State of Delaware (excluding securities laws) currently in effect. We have not considered and express no opinion on the laws of any other state or jurisdiction, including federal laws or rules and regulations thereunder.

B. We have assumed (i) that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended and the Trust Agreement will be in full

Invesco Commodity Index Tracking Fund

August 27, 2019

force and effect when the Limited Units are issued by the Fund, (ii) except to the extent set forth in paragraph 1 above, the due creation, due formation or due organization, as the case may be, and valid existence in good standing of each party to the documents examined by us (other than the Fund) under the laws of the jurisdiction governing its creation, formation or organization, (iii) the legal capacity of each natural person who is a party to the documents examined by us, (iv) that each of the parties to the documents examined by us (other than the Fund) has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us (other than the Fund) has duly authorized, executed and delivered such documents, (vi) the due submission to the Managing Owner of a Purchase Order Subscription Agreement by each Authorized Participant (as defined in the Prospectus); (vii) the due acceptance by the Managing Owner of each Purchase Order Subscription Agreement and the due issuance in accordance with the Trust Agreement of the Limited Units relating thereto to the Authorized Participants (as defined in the Prospectus); (viii) the payment by each Authorized Participant (as defined in the Prospectus) to the Fund of the full consideration due from it for the Limited Units subscribed to by it; (ix) the Limited Units will be offered and sold as described in the Registration Statement, the Trust Agreement and the Participant Agreements; and (x) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time.

C. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

D. The opinions in paragraph 3 above are subject to (i) applicable bankruptcy, insolvency, moratorium, receivership, reorganization, fraudulent transfer and similar laws relating to and affecting the rights and remedies of creditors generally and (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law). In addition, we express no opinion as to the validity or enforceability of provisions of the Trust Agreement that purport to bind a Person that is not a party to the Trust Agreement.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

JWP/SXG